EXHIBIT 5

                       Joseph D. Garrity, Esq., Chartered
                               5001 NW 121st Drive
                             Coral Springs, Fl 33076
________________________________________________________________________________

Phone: (954) 821-7204                                        Fax: (954) 796-6449

                                September 9, 2004

Sense Holdings, Inc.
4503 NW 103rd Avenue
Suite 200
Sunrise, FL 33351

         Re: Registration Statement on Form SB-2 Amendment No. 2 (the "Registration Statement") Sense Holdings, Inc. (the "Company")

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 23,825,688 shares (the "Registerable Shares") of the Company's common stock, $.10 par value per share ("Common Stock"), consisting of 14,153,078 shares of outstanding Common Stock and 9,672,590 shares of Common Stock issuable upon exercise of common stock purchase warrants, all as described in the Registration Statement.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon and subject to the foregoing, we are of the opinion that the outstanding Registerable Shares are, validly existing shares under Florida Law, and the Registrable Shares to be issued, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore will be, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Sincerely,

                                        /s/ Joseph D. Garrity, Esq.
                                        ---------------------------
                                        Joseph D. Garrity, Esq.
                                        CHARTERED
______________________________
e-mail: JgarrityEsq@myacc.net